Exhibit 99.1

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Fourth Quarter and Full Year 2016 Financial Results

Introduces 2017 Guidance

Washington, D.C., Feb. 28, 2017 — FTI Consulting, Inc. (NYSE: FCN) today released its financial results for the fourth quarter and full year ended December 31, 2016.

Full Year 2016 Results

•	Revenues of $1.81 billion increased 1.8% compared to the prior year. Excluding the estimated negative impact of foreign currency translation, revenues increased 3.6% compared to the prior year.

•	Fully diluted EPS of $2.05 were up 29.7% compared to the prior year.

•	Adjusted EPS of $2.24 were up 21.7% compared to the prior year.

•	Net income of $85.5 million was up 29.5% compared to the prior year.

•	Adjusted EBITDA was $203.0 million, or 11.2% of revenues, compared to $205.8 million, or 11.6% of revenues, in the prior year.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “2016 was a superb year for FTI Consulting. We delivered record revenues in Economic Consulting and Corporate Finance & Restructuring, and had another year of strong performance in Strategic Communications. And our EMEA region is benefitting from our multi-year commitment to grow our global platform, delivering record revenues and continuing to grow headcount substantially.”

For the full year 2016, revenues increased 1.8% to $1.81 billion compared to $1.78 billion in the prior year. Excluding the estimated negative impact of foreign currency translation (“FX”), revenues increased 3.6% compared to the prior year. The increase in revenues was driven by broad-based higher demand across the Economic Consulting segment and higher demand for restructuring services in the Corporate Finance & Restructuring segment. This strength was partially offset by reduced demand in the Technology and Forensic and Litigation Consulting segments. Net income increased 29.5% to $85.5 million compared to $66.1 million in the prior year. Adjusted EBITDA was $203.0 million, or 11.2% of revenues, compared to $205.8 million, or 11.6% of revenues, in the prior year. Adjusted EBITDA growth in the Economic Consulting, Corporate Finance & Restructuring and Strategic Communications segments was more than offset by Adjusted EBITDA declines in the Technology and Forensic and Litigation Consulting segments and higher corporate costs. The decline in Adjusted EBITDA and Adjusted EBITDA Margin was also impacted by higher costs primarily from higher compensation related to an increase in aggregate headcount, which was not sufficiently offset by higher revenues.

Full year 2016 fully diluted earnings per share (“EPS”) were $2.05 compared to $1.58 in the prior year. Full year 2015 EPS included a $19.6 million debt extinguishment charge, which reduced EPS by $0.28. Full year 2016 EPS included:

•	A $10.4 million special charge related to headcount reductions, which reduced EPS by $0.17;

•	A $3.8 million charge related to the write-down of capitalized software, which reduced EPS by $0.06;

•	$17.9 million in interest expense savings due to reduced borrowings and lower average interest rates, which increased EPS by $0.27; and

•	A $3.7 million reduction in income tax expense related to the reversal of a tax reserve, which increased EPS by $0.09.

Full year 2016 Adjusted EPS were $2.24 compared to $1.84 in the prior year. Adjusted EPS in 2016 excludes the $10.4 million special charge related to headcount reductions and a $1.4 million fair value adjustment for an acquisition contingent consideration liability.

Cash Position and Capital Allocation

Cash and cash equivalents were $216.2 million at December 31, 2016, compared to $149.8 million at December 31, 2015. In 2016, the Company spent $21.5 million to repurchase 537,400 shares of its common stock at an average price of $39.97. As of December 31, 2016, approximately $81.4 million remained available under the Company’s $100.0 million share repurchase authorization.

The Company reduced the balance drawn on its credit facility by $130.0 million during 2016. Total debt of $370.0 million at December 31, 2016 compares to total debt of $500.0 million at December 31, 2015. Total debt, net of cash, was $153.8 million at December 31, 2016, down from $350.2 million at December 31, 2015.

Fourth Quarter 2016 Results

Fourth quarter 2016 revenues of $441.9 million compared to revenues of $442.2 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased 2.6% compared to the prior year quarter. Excluding FX, the increase in revenues was primarily driven by higher demand for mergers and acquisition (“M&A”) related antitrust services in the Economic Consulting segment, which was partially offset by lower demand in the dispute advisory and health solutions practices within the Forensic and Litigation Consulting segment. Net income of $7.1 million decreased 31.4% compared to $10.3 million in the prior year quarter. Adjusted EBITDA was $30.3 million, or 6.9% of revenues, compared to $35.2 million, or 8.0% of revenues in the prior year quarter. The decline in Adjusted EBITDA was due to higher compensation related to increased headcount in the Corporate Finance & Restructuring segment and lower demand in the Forensic and Litigation Consulting segment.

Fourth quarter 2016 EPS were $0.17 compared to $0.25 in the prior year quarter. Fourth quarter 2016 EPS included a special charge of $3.6 million related to headcount reductions and a $3.8 million write-down of capitalized software. These charges were partially offset by a $3.7 million reduction in income tax expense. Fourth quarter 2016 Adjusted EPS of $0.24 were the same as the prior year quarter. Adjusted EPS excludes the impact of the $3.6 million special charge related to headcount reductions.

Fourth Quarter 2016 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $1.8 million, or 1.6%, to $113.4 million in the quarter compared to $111.6 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $4.4 million, or 3.9%, compared to the prior year quarter. The increase in revenues were primarily due to higher realized pricing for restructuring services and higher success fees, which was partially offset by lower demand. Adjusted Segment EBITDA was $16.3 million, or 14.4% of segment revenues, compared to $18.9 million, or 17.0% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was due to higher compensation costs, which were partially offset by lower bad debt expense and increased revenues.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment decreased $11.2 million, or 9.6%, to $105.5 million in the quarter compared to $116.7 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $9.8 million, or 8.4%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand in the segment’s dispute advisory and health solutions practices. Adjusted Segment EBITDA was $6.3 million, or 6.0% of segment revenues, compared to $8.8 million, or 7.5% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was due to lower revenues, which were partially offset by lower compensation costs resulting from headcount reductions in the health solutions practice.

Economic Consulting

Revenues in the Economic Consulting segment increased $10.7 million, or 9.0%, to $129.3 million in the quarter compared to $118.6 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $15.0 million, or 12.6%, compared to the prior year quarter. The increase in revenues was driven primarily by higher demand for M&A-related antitrust services. Adjusted Segment EBITDA was $19.0 million, or 14.7% of segment revenues, compared to $18.8 million, or 15.9% of segment revenues, in the prior year quarter. Adjusted Segment EBITDA was up only slightly from the prior year quarter as the increase in revenues was partially offset by higher compensation costs, primarily related to an increase in professionals and shifts in business mix.

Technology

Revenues in the Technology segment decreased $3.1 million, or 6.6%, to $43.5 million in the quarter compared to $46.6 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $2.3 million, or 4.8%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand and lower realized pricing for M&A-related “second request” and litigation services. Adjusted Segment EBITDA was $5.6 million, or 12.8% of segment revenues, compared to $6.0 million, or 12.8% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was due to lower revenues, which were partially offset by lower compensation costs resulting from headcount reductions taken in 2016.

Strategic Communications

Revenues in the Strategic Communications segment increased $1.6 million or 3.2%, to $50.3 million in the quarter compared to $48.8 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $4.3 million, or 8.8%, compared to the prior year quarter. The increase in revenues was primarily due to higher project-based revenues in the Europe, Middle East and Africa (“EMEA”) region, driven by public affairs and financial communications engagements. Adjusted Segment EBITDA was $8.4 million, or 16.7% of segment revenues, compared to $7.6 million, or 15.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to the increase in revenues, which were partially offset by higher compensation costs, primarily related to an increase in professionals.

2017 Guidance

The Company estimates that revenues for 2017 will range between $1.80 billion and $1.90 billion. The Company estimates that EPS will range between $1.95 and $2.30 and that Adjusted EPS will range between $2.10 and $2.40. The variance between EPS and Adjusted EPS guidance for 2017 is related to estimated lease cancellation charges of $0.10 to $0.15 per share for the move of the Company’s

Washington, D.C., office to another Washington, D.C., office location. The Company’s guidance assumes the completion of the remaining $81.4 million of its $100.0 million share repurchase authorization in 2017, which will be dependent on fluctuations in the price per share of the Company’s common stock, the timing of stock repurchases, market conditions and other future events that may be beyond the Company’s control.

Fourth Quarter and Full Year 2016 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2016 financial results at 9:00 a.m. Eastern Time on February 28, 2017. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,700 employees located in 29 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $1.81 billion in revenues during fiscal year 2016. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

We have included the definitions of Segment Operating Income (Loss) and Adjusted Segment EBITDA below in order to more fully define the components of certain non-GAAP financial measures presented in this earnings release. We define Segment Operating Income (Loss) as a segment’s share of Consolidated Operating Income (Loss). We define Total Segment Operating Income (Loss), which is a non-GAAP financial measure, as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of Consolidated Operating Income (Loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We define Adjusted Segment EBITDA Margin as Adjusted Segment EBITDA as a percentage of a segment’s revenues.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We believe that the non-GAAP financial measures, which exclude the effects of remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges, when considered together with our GAAP financial results and GAAP measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and earnings per diluted share, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the effects of the remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flow in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, adverse financial, real estate, fluctuations in the price per share of our common stock, other market and general economic conditions and other future events, which could impact each of our segments differently and could be outside of our control, the pace and timing of the consummation and integration of future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations”. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Year Ended
	December 31,
	2016	2015
Revenues	$1,810,394	$1,779,149

Operating expenses
Direct cost of revenues	1,210,771	1,171,444
Selling, general and administrative expenses	434,552	432,668
Special charges	10,445	—
Acquisition-related contingent consideration	2,164	(1,200)
Amortization of other intangible assets	10,306	11,726

	1,668,238	1,614,638

Operating income	142,156	164,511

Other income (expense)
Interest income and other	10,466	3,232
Interest expense	(24,819)	(42,768)
Loss on early extinguishment of debt	—	(19,589)

	(14,353)	(59,125)

Income before income tax provision	127,803	105,386
Income tax provision	42,283	39,333

Net income	$85,520	$66,053

Earnings per common share – basic	$2.09	$1.62

Weighted average common shares outstanding – basic	40,943	40,846

Earnings per common share – diluted	$2.05	$1.58

Weighted average common shares outstanding – diluted	41,709	41,729

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(41,884)	$(28,727)

Other comprehensive loss, net of tax	(41,884)	(28,727)

Comprehensive income	$43,636	$37,326

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,
	2016	2015
Revenues	$441,920	$442,204

Operating expenses
Direct cost of revenues	308,239	299,336
Selling, general and administrative expenses	116,478	116,351
Special charges	3,634	—
Acquisition-related contingent consideration	623	(55)
Amortization of other intangible assets	2,265	2,807

	431,239	418,439

Operating income	10,681	23,765

Other income (expense)
Interest income and other	571	392
Interest expense	(5,983)	(6,231)

	(5,412)	(5,839)

Income before income tax provision	5,269	17,926
Income tax (benefit) provision	(1,832)	7,577

Net income	$7,101	$10,349

Earnings per common share – basic	$0.17	$0.25

Weighted average common shares outstanding – basic	41,201	41,078

Earnings per common share – diluted	$0.17	$0.25

Weighted average common shares outstanding – diluted	42,018	41,879

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(18,239)	$(4,315)

Other comprehensive loss, net of tax	(18,239)	(4,315)

Comprehensive income (loss)	$(11,138)	$6,034

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Net income	$7,101	$10,349	$85,520	$66,053
Add back:
Special charges	3,634	—	10,445	—
Tax impact of special charges	(1,113)	—	(3,595)	—
Loss on early extinguishment of debt	—	—	—	19,589
Tax impact of loss on early extinguishment of debt	—	—	—	(7,708)
Remeasurement of acquisition-related contingent consideration	423	(192)	1,403	(1,867)
Tax impact of remeasurement of acquisition-related contingent consideration	(165)	77	(546)	747

Adjusted Net Income	$9,880	$10,234	$93,227	$76,814

Earnings per common share – diluted	$0.17	$0.25	$2.05	$1.58
Add back:
Special charges	0.09	—	0.25	—
Tax impact of special charges	(0.03)	—	(0.08)	—
Loss on early extinguishment of debt	—	—	—	0.47
Tax impact of loss on early extinguishment of debt	—	—	—	(0.19)
Remeasurement of acquisition-related contingent consideration	0.01	(0.01)	0.03	(0.04)
Tax impact of remeasurement of acquisition-related contingent consideration	—	—	(0.01)	0.02

Adjusted earnings per common share – diluted	$0.24	$0.24	$2.24	$1.84

Weighted average number of common shares outstanding – diluted	42,018	41,879	41,709	41,729

	Year Ended December 31, 2017

	Low	High

Guidance on estimated earnings per common share – diluted (GAAP)(1)	$1.95	$2.30
Estimated special charge for lease termination costs related to the relocation of the Company’s office in Washington, D.C.	0.15	0.10

Guidance on estimated adjusted earnings per common share (Non-GAAP)(1)	$2.10	$2.40

(1)	The forward-looking guidance on estimated 2017 earnings per diluted share (“EPS”) and adjusted earnings per common share – diluted (“Adjusted EPS”) do not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and/or losses on early extinguishment of debt, as these items are dependent on future events that are uncertain and difficult to predict. Additionally, the guidance on estimated 2017 EPS and Adjusted EPS assumes the Company will complete the remaining $81.4 million of its $100 million share repurchase authorization in 2017. This reduction of outstanding common shares is estimated to benefit 2017 EPS and Adjusted EPS between $0.05 and $0.09 per share. The actual benefit of additional share repurchases may be higher or lower than this estimated range as a result of fluctuations in the timing and amount of repurchases, per share price of our common stock, market conditions and other future events that cannot be predicted.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment	Adjusted	Adjusted EBITDA		Average Billable	Revenue- Generating
	Revenues	EBITDA	Margin	Utilization	Rate	Headcount
	(in thousands)					(at period end)
Three Months Ended December 31, 2016 (unaudited)
Corporate Finance & Restructuring	$113,354	$16,282	14.4%	55%	$408	895
Forensic and Litigation Consulting	105,492	6,330	6.0%	55%	$322	1,110
Economic Consulting	129,270	19,048	14.7%	71%	$522	656
Technology (1)	43,485	5,558	12.8%	N/M	N/M	288
Strategic Communications (1)	50,319	8,401	16.7%	N/M	N/M	647

	$441,920	$55,619	12.6%			3,596

Unallocated Corporate		(25,275)

Adjusted EBITDA		$30,344	6.9%

Year Ended December 31, 2016
Corporate Finance & Restructuring	$483,269	$97,688	20.2%	65%	$392	895
Forensic and Litigation Consulting	457,734	57,882	12.6%	59%	$327	1,110
Economic Consulting	500,487	74,102	14.8%	73%	$517	656
Technology (1)	177,720	25,814	14.5%	N/M	N/M	288
Strategic Communications (1)	191,184	30,458	15.9%	N/M	N/M	647

	$1,810,394	$285,944	15.8%			3,596

Unallocated Corporate		(82,934)

Adjusted EBITDA		$203,010	11.2%

Three Months Ended December 31, 2015 (unaudited)
Corporate Finance & Restructuring	$111,586	$18,927	17.0%	62%	$386	838
Forensic and Litigation Consulting	116,715	8,811	7.5%	60%	$330	1,131
Economic Consulting	118,589	18,828	15.9%	70%	$529	599
Technology (1)	46,551	5,958	12.8%	N/M	N/M	349
Strategic Communications (1)	48,763	7,627	15.6%	N/M	N/M	599

	$442,204	$60,151	13.6%			3,516

Unallocated Corporate		(24,948)

Adjusted EBITDA		$35,203	8.0%

Year Ended December 31, 2015
Corporate Finance & Restructuring	$440,398	$90,101	20.5%	69%	$383	838
Forensic and Litigation Consulting	482,269	64,267	13.3%	64%	$319	1,131
Economic Consulting	447,909	62,330	13.9%	72%	$512	599
Technology (1)	218,599	39,010	17.8%	N/M	N/M	349
Strategic Communications (1)	189,974	27,727	14.6%	N/M	N/M	599

	$1,779,149	$283,435	15.9%			3,516

Unallocated Corporate		(77,673)

Adjusted EBITDA		$205,762	11.6%

N/M - Not Meaningful

(1)	The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Three Months Ended December 31, 2016 (unaudited)
Net income							$7,101
Interest income and other							(571)
Interest expense							5,983
Income tax provision							(1,832)

Operating income (loss)	$14,741	$4,083	$17,452	$(4,752)	$6,449	$(27,292)	$10,681
Depreciation and amortization	722	1,212	1,442	7,919	641	1,405	13,341
Amortization of other intangible assets	819	481	154	(77)	888	—	2,265
Special charges	—	554	—	2,468	—	612	3,634
Remeasurement of acquisition-related contingent consideration	—	—	—	—	423	—	423

Adjusted EBITDA	$16,282	$6,330	$19,048	$5,558	$8,401	$(25,275)	$30,344

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Year Ended December 31, 2016
Net income							$85,520
Interest income and other							(10,466)
Interest expense							24,819
Income tax provision							42,283

Operating income (loss)	$91,481	$49,088	$68,842	$(2,183)	$23,110	$(88,182)	$142,156
Depreciation and amortization	2,897	4,490	4,614	19,820	2,243	4,636	38,700
Amortization of other intangible assets	3,310	2,000	646	648	3,702	—	10,306
Special charges	—	2,304	—	7,529	—	612	10,445
Remeasurement of acquisition-related contingent consideration	—	—	—	—	1,403	—	1,403

Adjusted EBITDA	$97,688	$57,882	$74,102	$25,814	$30,458	$(82,934)	$203,010

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Three Months Ended December 31, 2015 (unaudited)
Net income							$10,349
Interest income and other							(392)
Interest expense							6,231
Income tax provision							7,577

Operating income	$17,425	$7,291	$17,836	$1,339	$6,165	$(26,291)	$23,765
Depreciation and amortization	694	998	876	4,421	491	1,343	8,823
Amortization of other intangible assets	808	522	308	198	971	—	2,807
Remeasurement of acquisition-related contingent consideration	—	—	(192)	—	—	—	(192)

Adjusted EBITDA	$18,927	$8,811	$18,828	$5,958	$7,627	$(24,948)	$35,203

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Year Ended December 31, 2015
Net income							$66,053
Interest income and other							(3,232)
Interest expense							42,768
Loss on early extinguishment of debt							19,589
Income tax provision							39,333

Operating income	$85,207	$58,185	$57,912	$22,832	$21,723	$(81,348)	$164,511
Depreciation and amortization	2,835	3,860	3,562	15,390	2,070	3,675	31,392
Amortization of other intangible assets	3,550	2,222	1,232	788	3,934	—	11,726
Remeasurement of acquisition-related contingent consideration	(1,491)	—	(376)	—	—	—	(1,867)

Adjusted EBITDA	$90,101	$64,267	$62,330	$39,010	$27,727	$(77,673)	$205,762

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	December 31,
	2016	2015
Operating activities
Net income	$85,520	$66,053
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	38,700	31,392
Amortization and impairment of other intangible assets	10,306	11,726
Acquisition-related contingent consideration	2,164	(1,200)
Provision for doubtful accounts	8,912	15,564
Non-cash share-based compensation	16,920	17,951
Non-cash interest expense	1,985	2,521
Loss on early extinguishment of debt	—	19,589
Other	(1,204)	(760)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	3,471	(35,648)
Notes receivable	3,145	3,106
Prepaid expenses and other assets	(2,840)	(3,557)
Accounts payable, accrued expenses and other	3,268	(4,718)
Income taxes	22,012	18,491
Accrued compensation	40,350	4,780
Billings in excess of services provided	779	(5,370)

Net cash provided by operating activities	233,488	139,920

Investing activities
Payments for acquisition of businesses, net of cash received	(1,251)	(575)
Purchases of property and equipment	(28,935)	(31,399)
Other	54	237

Net cash used in investing activities	(30,132)	(31,737)

Financing activities
Borrowings (repayments) under revolving line of credit, net	(130,000)	200,000
Payments of long-term debt	—	(425,671)
Payments of debt issue costs	—	(3,843)
Deposits	4,006	3,227
Purchase and retirement of common stock	(21,489)	(26,532)
Net issuance of common stock under equity compensation plans	21,708	16,666
Other	465	191

Net cash used in financing activities	(125,310)	(235,962)

Effect of exchange rate changes on cash and cash equivalents	(11,648)	(6,141)

Net increase (decrease) in cash and cash equivalents	66,398	(133,920)
Cash and cash equivalents, beginning of period	149,760	283,680

Cash and cash equivalents, end of period	$216,158	$149,760

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$216,158	$149,760
Accounts receivable:
Billed receivables	365,385	405,000
Unbilled receivables	288,331	280,538
Allowance for doubtful accounts and unbilled services	(178,819)	(185,754)

Accounts receivable, net	474,897	499,784
Current portion of notes receivable	31,864	36,115
Prepaid expenses and other current assets	60,252	55,966

Total current assets	783,171	741,625
Property and equipment, net of accumulated depreciation	61,856	74,760
Goodwill	1,180,001	1,198,298
Other intangible assets, net of amortization	52,120	63,935
Notes receivable, net of current portion	104,524	106,882
Other assets	43,696	43,518

Total assets	$2,225,368	$2,229,018

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$87,320	$89,845
Accrued compensation	261,500	227,783
Billings in excess of services provided	29,635	29,449

Total current liabilities	378,455	347,077
Long-term debt, net	365,528	494,772
Deferred income taxes	173,799	139,787
Other liabilities	100,228	99,779

Total liabilities	1,018,010	1,081,415

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized – 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized – 75,000; shares issued and outstanding – 42,037 (2016) and 41,234 (2015)	420	412
Additional paid-in capital	416,816	400,705
Retained earnings	941,001	855,481
Accumulated other comprehensive loss	(150,879)	(108,995)

Total stockholders’ equity	1,207,358	1,147,603

Total liabilities and stockholders’ equity	$2,225,368	$2,229,018